Exhibit 10.61

MOTOROLA SOLUTIONS, INC.

LEGACY AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

1.	Purpose.

The purpose of the Motorola Solutions, Inc. Legacy Executive Severance Plan (the “ Legacy Plan”) is to provide severance pay and benefits to Eligible Executives whose employment with Motorola Solutions, Inc. and its successors, U.S. Affiliates and/or U.S. Subsidiaries (“Motorola Solutions” or the “Company”) is terminated under certain circumstances. The Legacy Plan, as amended and restated, is effective February 1, 2011 and is applicable to Eligible Executives who are Appointed Vice Presidents, Corporate Vice Presidents, Senior Vice Presidents or Executive Vice Presidents, or whose salary grade is EXB, EXC, EXS, or EXV, on or before January 31, 2011 and whose Separation Date occurs on or before January 31, 2014. The Legacy Plan is intended to be an “employee welfare benefit plan” as defined in Section 3(1) of ERISA maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Legacy Plan shall be paid solely from the general assets of Motorola Solutions.

2.	Eligibility.

(a) General Rules. An Eligible Executive shall receive the Severance Pay and benefits described in this Legacy Plan if the Eligible Executive’s employment with Motorola Solutions is terminated by Motorola Solutions in a Qualifying Termination and such termination of employment constitutes a separation from service within the meaning of Section 409A of the Code (a “Separation from Service”). In order to receive Severance Pay and benefits under the Legacy Plan, in addition to fulfilling the conditions and complying with the terms of the Legacy Plan, an Eligible Executive, as hereinafter provided, must execute and not revoke a general waiver and release in the form provided by Motorola Solutions (“General Release”) and must not be in breach of any agreement with Motorola Solutions containing restrictive covenants, or any other agreement with or obligation to Motorola Solutions for the protection of Motorola Solutions’ confidential and proprietary information.

(b) Effect of Other Plans and Agreements.

(i) An Eligible Executive shall not receive Severance Pay and benefits under this Legacy Plan if the Eligible Executive is eligible for and receives severance pay and benefits under the Motorola Solutions, Inc. Senior Officer Change in Control Plan, the Motorola Solutions, Inc. Corporate Officer Change in Control Plan, or the Motorola Solutions, Inc. Corporate Officer Transition Change in Control Plan (collectively, the “VP Change in Control Plans”), or has claimed or is claiming termination pay under the laws of any country other than the United States. However, if a Change in Control occurs following a Qualifying Termination, any Severance Pay and medical benefits to which an Eligible Executive may be entitled under any VP Change in Control Plan shall be reduced by the Severance Pay and medical benefits actually received by such Executive under this Legacy Plan. Following the Change in Control, the Eligible Executive who is eligible for and is receiving severance pay and benefits under any VP Change in Control Legacy Plan shall be entitled to no further Severance Pay and benefits under this Legacy Plan.

(ii) Subject to Section 2(b)(i) above, if an individual has entered into an individual employment or other contract with Motorola Solutions that explicitly provides for cash compensation upon a termination of employment, whether or not such payment is labeled severance pay, retention pay or otherwise, (other than a stock option, restricted stock, restricted stock unit, stock appreciation right (“SAR”), supplemental retirement, deferred compensation or similar plan or agreement or other form of participant document entered into pursuant to a Motorola Solutions-sponsored group plan that may contain provisions operative on a termination of the Eligible Executive’s employment) and such contract is in effect on the date of the Eligible Executive’s termination of employment, such cash compensation shall be offset against the Severance Allowance provided under this Legacy Plan to the extent such cash compensation either does not provide for the deferral of compensation under Section 409A of the Code or is paid in a lump sum at the same time as severance paid under Section 3(b) hereunder. In all other respects, the terms of the individual agreement shall apply and shall supersede the terms of this Legacy Plan.

3.	Severance Pay and Benefits.

(a) Severance Pay and Benefits. An Eligible Executive entitled to Severance Pay and benefits pursuant to Section 2 shall receive Severance Pay and severance benefits, based on the Eligible Executive’s level or salary grade, in accordance with the schedule attached as Exhibit A and the provisions of this Section 3.

(b) Form and Timing of Severance Payments. The total amount of the Severance Allowance provided in Section 3(a) shall be paid after the Eligible Executive’s Separation Date in a lump sum within thirty (30) days after the Eligible Executive signs and does not revoke the General Release, provided that the Eligible Executive signs the General Release no later than the last day of the 49-day consideration period and such payment shall occur (assuming no revocation) before March 15 of the year following the Separation Year. Each payment of Severance Pay and benefits to the Eligible Executive under this Legacy Plan, including payments pursuant to Section 3 and reimbursements under Sections 3(g), (h), (i), (j) and (o) and 4(e), will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

(c) Alternate AIP Award for Separation Year. If an Eligible Executive receiving a Severance Allowance under this Legacy Plan participates in the Motorola Solutions Annual Incentive Plan (“AIP Plan”) during the Separation Year, he or she shall receive, in lieu of any incentive bonus under the AIP Plan, the equivalent of a pro rata AIP Award based on actual business results for the Separation Year (“Alternate AIP Award”) and with an individual performance factor of 1.0, which Alternate AIP Award shall be paid in a lump sum on the first payroll date following July 1 of the year following the Separation Year (unless the Eligible Executive has made an irrevocable election under any deferred compensation arrangement subject to Code Section 409A to defer any portion of the Eligible Executive’s annual incentive bonus in respect of the Separation Year, in which case such deferred bonus shall be paid in accordance with such election) (such payment date, “Alternate AIP Award Payment Date”). The applicable pro rata amount shall be determined by multiplying (i) the product of the Eligible Executive’s Eligible Earnings, as defined in the AIP Plan, times his or her AIP Plan target percentage for the Separation Year times the business performance factor under the AIP Plan for the applicable organizational unit by (ii) a fraction, the numerator of which is the number of completed days of active work during the Separation Year and the denominator of which is 365. An Eligible Executive who receives an Alternate AIP Award may not receive an AIP Award under the AIP Plan for the Separation Year under any circumstances.

(d) Alternate SIP Award for Separation Year. If an Eligible Executive receiving a Severance Allowance under this Legacy Plan participates in a sales incentive plan pursuant to which he or she is eligible for an incentive award with respect to monthly or quarterly performance periods during the Separation Year, he or she shall receive the equivalent of a pro rata termination incentive for the applicable performance period in which the Separation Date occurs based on actual performance goals and performance results (“Alternate Quarterly or Monthly SIP Award”). If an Eligible Executive receiving a Severance Allowance under this Legacy Plan participates in a sales incentive plan pursuant to which he or she is eligible for an incentive award (or a portion of an incentive award) with respect to an annual performance period during the Separation Year, he or she shall receive the equivalent of a pro rata termination incentive (for such award or portion thereof) for the applicable performance period in which the Separation Date occurs based on actual performance goals and performance results (“Alternate Annual SIP Award”). The pro rata amount shall be determined as provided in the applicable SIP Plan. Alternate Quarterly or Monthly SIP Awards shall be paid at the same time as payment would be made under the SIP Plan for the applicable performance period if the Eligible Executive had remained an employee and Alternate Annual SIP Awards shall be paid on the Alternate AIP Award Payment Date. An Eligible Executive who receives an Alternate SIP Award may not receive a SIP Award under the SIP Plan for the same quarter or any subsequent quarter under any circumstances. Alternatively, an Eligible Executive who receives a SIP Award under the SIP Plan may not receive an Alternate SIP Award under this Legacy Plan for the same quarter or any subsequent quarter under any circumstances.

(e) Paid Time Off. The Severance Pay and benefits outlined in Section 3 above include and exceed any paid time off or similar amounts that are unpaid as of the Eligible Executive’s Separation Date, and the Eligible Executive shall not be entitled to any additional payment for or in respect of such unpaid amounts.

(f) Equity Awards. This Legacy Plan does not alter or amend any vesting or other terms and conditions contained in previous grants of stock options, restricted stock, restricted stock units, or SARs, as reflected in the agreements or award documents issued at the time of grant (“Equity Awards”). Following the Separation Date, except in the event the Eligible Executive violates one or more of the restrictive covenants referenced in Section 4(a) below, each of his or her outstanding Equity Awards will be accorded the most favorable treatment for which each Equity Award qualifies per the terms of the applicable plans, grant agreements or award documents.

(g) Medical Benefits. Benefits coverage in effect on the Eligible Executive’s Separation Date under the Motorola Solutions Employee Medical Benefits Plan (“Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through the end of the Severance Period, provided that the Eligible Executive complies with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if the Eligible Executive is reemployed with another employer and becomes covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. The difference between the cost for such coverage under COBRA, as defined below, and the amount of the necessary contributions that the Eligible Executive is required to pay for such coverage as provided above will be paid by Motorola Solutions and considered imputed income to the Eligible Executive. The Eligible Executive is responsible for the payment of income tax due as a result of such imputed income. After the total period of medical benefit continuation provided in this Legacy Plan, the Eligible Executive may elect to continue medical benefits under the Medical Plan at his or her own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under Section 4980B of the Code (“COBRA”), as described in Treasury Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Separation Date. If the Eligible Executive is eligible for coverage under the Motorola Solutions Post-Employment Health Benefits Plan or any restated or successor plan (the “Retiree Plan”), the Eligible Executive may apply for such coverage, provided that he or she makes an election for such coverage, in accordance with the terms and conditions for such coverage under the Retiree Plan. The Eligible Executive may wait until the end of the period of continued Medical Plan coverage provided for in this Legacy Plan before electing to begin coverage under the Retiree Plan. If the Eligible Executive commences coverage under the Retiree Plan before he or she has exhausted the continued Medical Plan coverage provided for in this Legacy Plan, the continued Medical Plan coverage will end.

(h) Outplacement. Motorola Solutions also will provide senior executive outplacement and career continuation services by a firm to be selected by Motorola Solutions for up to 12 months following the Separation Date, as set forth in Exhibit A, if the Eligible Executive elects to participate in such services.

(i) Other Benefits. Except as otherwise expressly provided in the Legacy Plan, the effect of an Eligible Executive’s termination and this Legacy Plan upon the Eligible Executive’s participation in, or coverage under, any of Motorola Solutions’ benefit or compensation plans, including but not limited to the Motorola Omnibus Incentive Plan of 2006, as amended and restated, the Motorola Solutions Annual Incentive Plan, the officer-level sales incentive plans, the General Instrument Corporation 1997 Long-Term Incentive Plan, the General Instrument Corporation 1999 Long-Term Incentive Plan, the Motorola Elected Officers Supplementary Retirement Plan, the Motorola Solutions Supplemental Pension Plan, the Motorola Elected Officers Life Insurance Plan, the Long Range Incentive Plans for any given performance cycle, the Motorola Management Deferred Compensation Plan, the Motorola Solutions Financial Planning Program, the VP Change in Control Plans or any other applicable group plan, stock option plan and any restricted stock, stock unit or SAR agreements, shall be governed by the terms of those plans and agreements. Motorola Solutions is making no guarantee, warranty or representation in this Legacy Plan regarding any position that may be taken by any administrator or plan regarding the effect of this Legacy Plan upon the Eligible Executive’s rights, benefits or coverage under those plans and agreements.

(j) Financial Planning Services. Notwithstanding anything to the contrary in Section 3(i) above, for any Eligible Executive who participates in the Motorola Solutions Financial Planning Program on such Eligible Executive’s Separation Date, Motorola Solutions will pay the Eligible Executive’s financial planning vendor for services rendered pursuant to the Motorola Solutions Financial Planning Program through the later of (i) 12 months following the Separation Date or (ii) April 30 of the calendar year following the Separation Year. Payment will be made within 90 days following the date the Eligible Executive submits evidence that he or she incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which he or she incurs the expense. In no event will the amount of such expenses paid in one year affect the amount of expenses eligible for payment, or in-kind benefits to be provided, in any other taxable year.

(k) Eligible Executives Whose Work Country is not the United States. To the extent an Eligible Executive is party to an agreement providing that Motorola Solutions shall relocate and/or repatriate him or her and eligible dependents to the United States and such agreement is still in effect on the Separation Date, Motorola Solutions will provide relocation and/or repatriation services in accord with the terms of that agreement. Payment of relocation vendors and/or reimbursement of the Eligible Executive will be made within 90 days following the date the Eligible Executive submits evidence that he or she incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which he or she incurs the expense. In no event will the amount of such expenses paid or reimbursed in one year affect the amount of expenses eligible for payment or reimbursement, or in-kind benefit to be provided, in any other taxable year.

(l) Cessation of Payments upon Rehire. If an Eligible Executive is rehired by Motorola Solutions within the Severance Period, he or she shall repay a pro rata portion of the Severance Allowance calculated by multiplying the Severance Allowance by a fraction, the numerator of which is the total number of months of the Eligible Executive’s Severance Period minus the number of completed months of severance following the Separation Date, and the denominator of which is the total number of months of the Eligible Executive’s Severance Period. This requirement may be waived by Motorola Solutions, Inc.’s most senior Human Resources officer for compelling business reasons, as determined in his or her discretion. The Alternate AIP Award or the Alternate SIP Award, as applicable, shall be paid to, and/or may be retained by, the Eligible Executive as otherwise provided herein, provided that, this requirement may be waived by the most senior Human Resources officer in favor of reinstating the Eligible Executive to the AIP Plan or an officer-level SIP Plan for the performance period in which the Separation Date occurred, provided further that the payment under the AIP Plan or an officer level SIP Plan for the performance period of reinstatement will be paid at the same time either the Alternate AIP Award or Alternate SIP Award would have been paid if not so waived. In no event may the Eligible Executive receive an Alternate AIP Award or Alternate SIP Award and either an actual AIP Plan award or an actual SIP Plan award for the same performance period, as the case may be.

(m) Committee Discretion. Notwithstanding the foregoing, the Compensation and Leadership Committee of Motorola Solutions, Inc.’s Board of Directors or its delegate may, in its sole discretion, reduce, eliminate, or otherwise adjust the amount of an Eligible Executive’s Severance Pay and benefits, including the Alternate AIP Award and/or Alternate SIP Award. Such determination shall be made before any severance payments commence under this Section 3. Unless the Compensation and Leadership Committee determines otherwise, or unless the Eligible Executive is an officer subject to Section 16 of the Securities Exchange Act of 1934 or an officer reporting directly to Motorola Solutions, Inc.’s Chief Executive Officer or a member of Motorola Solutions’ Senior Leadership Team, Motorola Solutions, Inc.’s most senior Human Resources officer is delegated the authority to exercise the discretion provided by this provision with respect to Eligible Executives, provided such determination is made before any severance payments commence under this Section 3 and he or she reports such adjustment to the Compensation and Leadership Committee in writing no later than the Committee’s next regularly scheduled meeting, with a copy to the Plan Administrator.

(n) Death of Executive. If an Eligible Executive entitled to a Severance Allowance or payments under Section 3(c) or (d) should die before all such amounts payable to him or her have been paid, such unpaid amounts shall be paid no later than 90 days following the Eligible Executive’s death (or in the case of payments under Section 3(c) or (d), within 90 days following determination of the applicable performance results) to Eligible Executive’s legal representative, if there be one, and, if not, to the Executive’s spouse, parents, children or other relatives or dependents of such Executive as the Plan Administrator, in his or her discretion, may determine; provided, however, such payee or payees shall not have the right to designate the taxable year of payment. Any payment so made shall be a complete discharge of any liability with respect to such benefit.

(o) Business Expenses. Each Eligible Executive shall be responsible for any personal charges incurred on any Motorola Solutions credit card or other account used by the Eligible Executive prior to the Eligible Executive’s Separation Date and the Eligible Executive shall pay all such charges when due. Motorola Solutions shall reimburse the Eligible Executive for any pending, reasonable business-related credit card charges for which the Eligible Executive has not already been reimbursed as of the Eligible Executive’s Separation Date provided the Eligible Executive files a proper travel and expense report. Such reimbursement shall be made not later than December 31 of the year following the year in which the Executive incurs the expense. In no event will the amount of such expenses paid in one year affect the amount of expenses eligible for payment, or in-kind benefits to be provided, in any other taxable year.

4.	Eligible Executive Obligations.

(a) General. An Eligible Executive’s Severance Pay and benefits provided under Section 3 are expressly conditioned on the Eligible Executive’s compliance with the obligations contained in certain Stock Option Agreements and/or Stock Option Consideration Agreements and/or Restricted Stock Agreements and/or Restricted Stock Unit Agreements with Motorola Solutions, as well as various other agreements for the protection of Motorola Solutions’ confidential and proprietary information. Such agreements, including but not limited to the non-disclosure, non-competition and non-solicitation provisions therein, continue in full force and effect according to their terms. In addition to complying with all the other obligations contained in the above-referenced agreements, the Eligible Executive must immediately inform Motorola Solutions of (i) the identity of any new employment, start-up business or self-employment in which he or she has engaged or will engage between the Separation Date and the first anniversary of the Separation Date, (ii) his or her title in any such engagement, (iii) his or her duties and responsibilities in any such engagement and (iv) any information Motorola Solutions reasonably requests in order to determine the Eligible Executive’s compliance with the above-referenced agreements and this Legacy Plan. By accepting the Severance Pay and benefits outlined herein, the Eligible Executive authorizes Motorola Solutions to provide a copy of any agreement between him or her and Motorola Solutions for the protection of Motorola Solutions’ confidential and/or proprietary information to any new employer or other entity or business by which he or she is engaged up to the second anniversary of the Separation Date.

(b) Release of Claims. In order to receive the Severance Pay and benefits available under the Legacy Plan, an Eligible Executive must work through his or her Separation Date, as determined in the sole discretion of his or her direct manager, and sign and return a General Release, in a form acceptable to the Plan Administrator, within forty-nine (49) days after the Eligible Executive’s Separation Date. The Plan Administrator may designate longer periods in his or her discretion. If the Plan Administrator approves a period longer than the period designated for an Eligible Executive to sign the General Release, and such Eligible Executive’s medical benefits already have been terminated for failure to pay the monthly contribution or COBRA contribution, it shall not be necessary to provide such Eligible Executive with the extended medical benefits as consideration for signing the General Release.

The Plan Administrator may from time to time alter the specific terms of the General Release used for purposes of the Legacy Plan, or add new terms, as it determines to be appropriate in his or her discretion.

(c) Non-Disparagement. An Eligible Executive shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Motorola Solutions or its good will, products or business opportunities, or in any manner detrimental to Motorola Solutions, though the Eligible Executive may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

(d) Records/Company Property. The Eligible Executive shall return to Motorola Solutions by his or her Separation Date all property belonging to Motorola Solutions and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in the Eligible Executive’s possession at all Motorola Solutions and non-Motorola Solutions locations, including but not limited to information stored electronically on computer hard drives or disks.

(e) Cooperation and Indemnification. From the Eligible Executive’s Separation Date, and for as long thereafter as shall be reasonably necessary, the Eligible Executive shall cooperate fully with Motorola Solutions in any investigation, negotiation, litigation or other action arising out of transactions in which he or she was involved or of which he or she had knowledge during his or her employment by Motorola Solutions and its Affiliates and Subsidiaries. If the Eligible Executive incurs any business expenses in the course of performing his or her obligations under this paragraph, he or she will be reimbursed for the full amount of all reasonable expenses upon submission of adequate receipts confirming that such expenses actually were incurred. All reimbursements under this Section 4(e) will be for expenses incurred by the Eligible Executive during his or her lifetime. Reimbursement will be made within 90 days following the date the Eligible Executive submits evidence that he or she incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which he or she incurs the expense. In no event will the amount of expenses reimbursed in one year affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, in any other taxable year. Motorola Solutions will indemnify the Eligible Executive for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of his or her employment with Motorola Solutions, provided that if the matter is a civil action, he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Motorola Solutions and if the matter is a criminal action, the Eligible Executive had no reasonable cause to believe his or her conduct was unlawful (in each case as determined under the Delaware General Corporation Law).

(f) Remedies for Breach of Eligible Executive’s Obligations. The payments set forth in Section 3 above are conditioned upon the Eligible Executive’s faithful performance of his or her obligations pursuant to Paragraph 4(a) and (c) through (e) of this Legacy Plan. If the Eligible Executive breaches those obligations, including any breach of the agreements referenced in Section 4(a), he or she must promptly repay to Motorola Solutions all sums received from Motorola Solutions under Section 3(a), (c), (d), less the sum of (i) One Thousand Dollars ($1,000.00) and (ii) the amount of accrued but unpaid paid time off of the Executive at his or her Separation Date. In addition, Motorola Solutions shall be entitled to all rights and remedies set forth in the agreements referenced in Section 4(a). Any repayment of Severance Pay paid pursuant to this Legacy Plan or repayment pursuant to the remedies set forth in the agreements referenced in Section 4(a) shall not reduce any money damages that may be available to Motorola Solutions as a result of the breach.

By accepting Severance Pay and benefits under this Legacy Plan, each Eligible Executive acknowledges that the harm caused to Motorola Solutions by the breach or anticipated breach of Section 4(a) and (c) through (e) of this Legacy Plan will be irreparable. The Eligible Executive agrees Motorola Solutions may obtain injunctive relief against him or her in addition to and cumulative with any other legal or equitable rights and remedies Motorola Solutions may have pursuant to this Legacy Plan or law, including the recovery of liquidated damages. The Eligible Executive agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 7(e) below, will, at the request of Motorola Solutions, be entered on consent and enforced by any such court having jurisdiction over him or her. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief. In any dispute regarding this Legacy Plan, each party will pay its own fees and costs.

5.	Plan Administration.

The Plan Administrator is the party responsible for the administration of the Legacy Plan. A Human Resources employee at the level of Director or above who is appointed by the Compensation and Leadership Committee of the Board of Directors will serve as the “Plan Administrator” of the Legacy Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA.

The Plan Administrator will perform all duties imposed upon him or her by the terms of ERISA. The Plan Administrator shall be responsible for the general administration and management of the Legacy Plan. In his or her role of administering the Legacy Plan, the Plan Administrator shall have the discretionary powers and duties necessary to fulfill his or her responsibilities, including, but not limited to, the following powers and duties to: (i) interpret, construe and apply the Legacy Plan, including the making of factual determinations, as the Plan Administrator or his or her designee, in his or her sole discretion, determines to be appropriate; (ii) determine all questions relating to the eligibility of persons to participate or receive benefits as the Plan Administrator or his or her designee, in his or her sole discretion, deems to be appropriate; (iii) appoint individuals to assist in any function, and generally to perform all other acts necessary in administering the Legacy Plan as the Plan Administrator or his or her designee, in his or her sole discretion, deems appropriate; and (iv) seek such expert advice as the Plan Administrator or his or her designee deems reasonably necessary with respect to the Legacy Plan. The Plan Administrator and his or her designee shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

The decisions of the Plan Administrator, or persons delegated with the authority to make such decisions for the Plan Administrator, and the decisions of the Vice President for Global Rewards (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) under Section 6, will be final and conclusive with respect to all questions relating to the Legacy Plan.

6.	Procedure for Making and Appealing Claims for Benefits

If an employee or vice president believes he or she has not been paid the Severance Pay or benefits to which he or she is entitled under the Legacy Plan, the employee or vice president must file a claim for benefits in writing with the Plan Administrator. Within ninety (90) days after receiving a claim (or within 180 days if special circumstances require an extension of time and written notice was provided to the employee or vice president before the expiration of the initial ninety (90) day period), the Plan Administrator will:

•	either accept or deny the claim completely or partially; and

•	notify the employee or vice president of acceptance or denial of the claim.

•	If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the employee or vice president containing the following information:

•	specific reasons for the denial;

•	specific references to the Plan provisions on which any denial is based;

•	a description of any additional material or information that the employee or vice president must provide in order to support the claim and an explanation of why it is required; and

•

an explanation of the Legacy Plan’s appeal procedures and the applicable time limits, including a statement of the right to bring a civil action under Section 502(a) of ERISA following an adverse determination on appeal.

The employee or vice president may appeal the denial of the claim and have the Vice President for Global Rewards (or in the case of a conflict of interest, the most senior Law Department labor and employment law attorney or his or her designee) reconsider the decision. The employee, vice president or his or her authorized representative has the right to:

•	request an appeal by written request to the Vice President for Global Rewards not later than sixty (60) days after receipt of notice from the Plan Administrator denying the claim;

•	upon request and free of charge, have reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

•	submit issues and comments regarding the claim in writing, along with documents, records and other information, to the Vice President for Global Rewards.

The Vice President for Global Rewards (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal (this sixty (60) day period can be extended for an additional sixty (60) days if special circumstances require an extension of time and written notice is provided to the employee or vice president or his or her authorized representative before the extension begins). The review will take into account all comments, documents, records, and other information relating to the claim submitted in connection with the review, without regard to whether such information was submitted or considered in the initial claim determination. The employee, vice president or his or her authorized representative will be advised of the decision on the appeal in writing. The notice will set forth the specific reasons for the decision and make specific reference to Legacy Plan provisions upon which the decision on the appeal is based. In the case of an adverse benefit determination on appeal, in addition to the information in the preceding sentence, the notice shall include (i) a statement that the employee or vice president is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits, and

(ii) a statement of the employee’s or vice president’s right to bring a civil action under Section 502(a) of ERISA. In performing his or her duties hereunder, the Vice President for Global Rewards (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) shall have the power to interpret and construe the Legacy Plan and make factual determinations as are granted to the Plan Administrator under Section 5.

In no event shall the employee, vice president or any other person be entitled to challenge the decision of the Plan Administrator or the Vice President for Global Rewards (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.

7.	Miscellaneous.

(a) Duration. This Legacy Plan shall expire on January 31, 2014. Notwithstanding the above, if, on or before January 31, 2014, the Separation Date of any Eligible Executive occurs, this Legacy Plan shall govern the rights of the affected Eligible Executive and shall continue in full force and effect until after all Eligible Executives who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

(b) Amendment. Motorola Solutions, Inc., by action of its Compensation and Leadership Committee, reserves the right to amend this Legacy Plan, in whole or in part, or to discontinue or terminate the Legacy Plan, at any time in its sole discretion. No amendment, discontinuance or termination, however, may adversely affect the rights of any person who would be an Eligible Executive if his or her Separation Date occurred on or before the date of such amendment or termination without (i) one (1) year’s advance written notice of such notice of such amendment or termination or (ii) his or her written consent if such person (x) is then receiving Severance Pay and benefits under the Legacy Plan or (y) is entitled to receive Severance Pay and benefits under the Legacy Plan on account of a prior Qualifying Termination.

(c) Withholding. Motorola Solutions shall be entitled to withhold or cause to be withheld from amounts to be paid under this Legacy Plan to an Eligible Executive any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold.

(d) Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Legacy Plan, the payments and benefits provided under this Legacy Plan are intended to comply with Code Section 409A, and the provisions of this Legacy Plan shall be interpreted such that the payments and benefits provided are either not subject to Code Section 409A or are in compliance with Code Section 409A. Motorola Solutions, Inc. may modify the payments and benefits under this Legacy Plan at any time solely as necessary to avoid adverse tax consequences under Code Section 409A. Notwithstanding any provision in this Legacy Plan to the contrary, if the Eligible Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the Eligible Executive’s Separation Date, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Code Section 409A that the Eligible Executive is entitled to receive upon the Eligible Executive’s Separation Date and which otherwise would be payable during the six-month period immediately following the Eligible Executive’s Separation Date will instead be paid or made available on the earlier of the first day of the seventh month following the Eligible Executive’s Separation Date and the Eligible Executive’s death.

(e) No Implied Employment Rights. The Legacy Plan shall not be deemed to give any employee or other person any right to be retained in the employ of Motorola Solutions or its Affiliates or Subsidiaries or to interfere with the right of Motorola Solutions or its Affiliates or Subsidiaries to discharge any employee or other person at any time and for any reason.

(f) Governing Law and Venue. This Legacy Plan is intended to be governed by and will be construed in accordance with ERISA, and to the extent not preempted by ERISA, by the laws of the state of Illinois, without regard for any choice of law principles thereof. Any legal action related to this Legacy Plan and any referenced agreements or award documents shall be brought only in a federal or state court located in Cook County, Illinois, USA. The Eligible Executive accepts the jurisdiction of these courts and consents to service of process from said courts for legal actions related to this Legacy Plan and any referenced agreements or award documents.

(g) Severability. If any provision of the Legacy Plan is held to be invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Legacy Plan, and the Legacy Plan will be construed and enforced as if such provision had not been included.

(h) Successors.

(i) Motorola Solutions, Inc. shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of Motorola Solutions, Inc. expressly to assume and agree to perform this Legacy Plan in the same manner and to the same extent Motorola Solutions, Inc. would be required to perform if no such succession had taken place. This Legacy Plan shall be binding upon, inure to the benefit of and be enforceable by Motorola Solutions, Inc. and any successor to Motorola Solutions, Inc., including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of Motorola Solutions, Inc. whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed to be “Motorola Solutions, Inc.” for the purposes of this Legacy Plan), and the Eligible Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes and/or legatees.

(ii) This Legacy Plan is intended to be for the exclusive benefit of Motorola Solutions and the Eligible Executive, and except as provided in clause (i) of this Section 7(g), no third party shall have any rights hereunder.

8.	Definitions.

“Affiliate” means any corporation or entity other than Motorola Solutions, Inc. which, as of a given date, is a member of the same controlled group of corporations or the same group of trades or businesses under common control as Motorola Solutions, Inc. determined in accordance with Sections 414(b) or (c) of the Code.

“Alternate AIP Award” has the meaning set forth in Section 3(c).

“Alternate SIP Award” has the meaning set forth in Section 3(d).

“Base Salary” means an Eligible Executive’s monthly rate of base salary as in effect immediately prior to his or her termination from employment.

“Cause” means (i) the Eligible Executive’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the Eligible Executive’s willful engagement in gross misconduct in the performance of the Eligible Executive’s duties that materially injures Motorola Solutions.

“Change in Control” means the occurrence of a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor provision thereto, whether or not Motorola Solutions, Inc. is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola Solutions, Inc. representing 20% or more of the combined voting power of Motorola Solutions, Inc.’s then outstanding securities (other than Motorola Solutions, Inc. or any employee benefit plan of Motorola Solutions, Inc.’s or of an Affiliate or Subsidiary; and, for purposes of the Legacy Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola Solutions, Inc.’s securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola Solutions, Inc. in which Motorola Solutions, Inc. is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola Solutions, Inc. in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola Solutions, Inc. other than any such transaction with entities in which the holders of the Motorola Solutions Inc.’s common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of

Motorola Solutions, Inc. approve any plan or proposal for the liquidation or dissolution of Motorola Solutions, Inc., or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of Directors of Motorola Solutions, Inc. (the “Board”)), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

“Compensation and Leadership Committee” means the Compensation and Leadership Committee of the Motorola Solutions, Inc. Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Eligible Executive” means (w) any (i) Appointed Vice President, Corporate Vice President, Senior Vice President or Executive Vice President of Motorola Solutions on his or her Separation Date, provided the Separation Date is on or before January 31, 2014 or (ii) other person whose salary grade is EXB, EXC, EXS, or EXV on his or her Separation Date, provided the Separation Date is on or before January 31, 2014, (x) whose Pay Country is the United States of America, (y) who is an Appointed Vice President, Corporate Vice President, Senior Vice President or Executive Vice President or whose salary grade is EXB, EXC, EXS, or EXV on or before January 31, 2011 and (z) whose employment with Motorola Solutions is terminated in a Qualifying Termination. An employee or officer of Motorola Solutions who is not an Eligible Executive shall not be entitled to any Severance Pay or benefits under the Legacy Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Legacy Plan” means the Motorola Solutions, Inc. Legacy Executive Severance Plan, as amended and restated effective February 1, 2011 (formerly, named the Motorola, Inc. Executive Severance Plan).

“Motorola Solutions” means Motorola Solutions, Inc. and any successors thereto, and any of its U.S. Subsidiaries and/or U.S. Affiliates.

“Pay Country” means the country on whose payroll the Eligible Executive resides and from which his or her base salary and other benefits are paid.

“Plan Administrator” has the meaning provided in Section 5.

“Qualifying Termination” means termination of employment with Motorola Solutions in which the employment relationship is terminated by Motorola Solutions, specifically excluding, however:

(a) voluntary termination from employment with Motorola Solutions, including voluntary termination due to retirement, or retirement at any applicable mandatory retirement age;

(b) termination of employment due to Total and Permanent Disability;

(c) termination of employment by Motorola Solutions for Cause;

(d) termination of employment if the employee or officer (i) accepts employment with another company in connection with the sale, lease, exchange, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of Motorola Solutions or of a Subsidiary; (ii) is offered employment with another company in connection with the sale, lease, exchange, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of Motorola Solutions or of a Subsidiary, provided that the employment offer includes a base salary, target annual incentive and/or retention bonus and active medical benefits (but without regard to retiree medical benefits, if any) that are comparable, in the aggregate to the base salary and target annual incentive and active medical benefits provided by Motorola Solutions at the time the offered employment is to become effective, or (iii) remains employed by an Affiliate or Subsidiary that is sold, or whose shares are distributed to Motorola Solutions, Inc.’s stockholders in a spin-off or similar transaction;

(e) termination of employment with Motorola Solutions which is followed by immediate or continued employment by Motorola Solutions or an Affiliate or Subsidiary;

(f) termination of employment by death; or

(g) voluntary termination of employment by failing to return to work from an approved leave of absence. The Plan Administrator shall determine within his or her sole discretion whether a termination is by reason of a Qualifying Termination or under circumstances which do not constitute a Qualifying Termination as provided above.

“Separation Date” means the date of the Eligible Executive’s Separation from Service, which generally will be Eligible Executive’s last date on Motorola Solutions’ payroll.

“Separation Year” means the calendar year in which the Separation Date occurs.

“Severance Allowance” has the meaning as provided in Exhibit A.

“Severance Pay” means Severance Allowance as provided in Section 3(a) and Exhibit A plus Alternate AIP Award or Alternate SIP Award, as applicable, as provided in Section 3(c) and (d).

“Severance Period” means the number of total months of Severance Allowance specified for a given Eligible Executive as provided in Section 3(a) and Exhibit A.

“Subsidiary” means any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola Solutions, Inc. and which Motorola Solutions, Inc. consolidates for financial reporting purposes.

“Total and Permanent Disability” means entitlement to long term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute.

Exhibit A

Severance Pay and Benefits
Level/Salary Grade	Severance Allowance	Alternate AIP Award— AIP Participants	Alternate SIP Award— SIP Participants	Welfare Plan Benefits; Outplacement; Financial Planning Services
Appointed Vice President and/or Salary Grade EXB	9 months of Base Salary (“Severance Allowance”)	The Alternate AIP Award as provided in Section 3(c)	The Alternate SIP Award as provided in Section 3(d)	(a) 9 months of Medical Plan coverage at the active employee premium rate, offset against the COBRA amount as provided in Section 3(g); and (b) up to 12 months outplacement services as provided in Section 3(h). Financial planning services as provided in Section 3(j).

Elected Officers and/or Salary Grades EXC, EXS and EXV	12 months of Base Salary (“Severance Allowance”)	The Alternate AIP Award as provided in Section 3(c)	The Alternate SIP Award as provided in Section 3(d)	(a) 12 months of Medical Plan coverage at the active employee premium rate, offset against the COBRA amount as provided in Section 3(g); and (b) up to 12 months outplacement services as provided in Section 3(h). Financial planning services as provided in Section 3(j).